Exhibit 99

News
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PPG announces executive leadership changes

PITTSBURGH, September 24, 2024 – PPG (NYSE:PPG) today announced that Kevin Braun, currently senior vice president, industrial coatings segment, will become senior vice president, operations, effective October 1, 2024. Braun will succeed Ram Vadlamannati, who announced his intention to retire from PPG after 25 years with the company. Vadlamannati will leave the company at the end of the year. Braun will continue to report to Tim Knavish, PPG chairman and CEO, and serve on PPG’s operating committee. In his new role, Braun will lead the operations organization that includes PPG’s supply chain, operational excellence, manufacturing operations, procurement, and environment, health and safety functions. He will also maintain executive oversight accountability for packaging coatings, and specialty coatings and materials. The automotive OEM and industrial coatings businesses, which remain part of the industrial coatings segment, will transition to report directly to Knavish.

“I want to congratulate Ram on a successful career with PPG and thank him for his many contributions,” said Tim Knavish, PPG chairman and CEO. “Ram has been a trusted leader, friend and advisor to me over the last 25 years and in particular as we’ve increased our focus on PPG’s global operations. I also want to recognize Kevin on his next leadership role as we remain focused on strengthening our global operations and the key functions that are a part of this team. This is a critical area of our growth strategy, and I am confident that Kevin and his team will deliver.”

Braun began his career at PPG in 1991 as a production engineer at the Delaware, Ohio, coatings manufacturing facility. He then joined the industrial coatings business in 1994 as a sales/service representative in the appliance division, and in 1997 relocated to Pittsburgh, Pa., as market development manager of the former fiber glass business. In 2000, Braun returned to industrial coatings as market manager, consumer electronics, and in 2001, he became a regional sales manager for industrial coatings. In 2003, Braun relocated to Charlotte, N.C., to join the architectural coatings business as national sales manager for the Lowe’s account, and then to Dallas, Texas, when he became sales director for architectural midwest dealers and stores in 2007. Later that year, Braun relocated to Sydney, Australia, as general manager, architectural coatings, Australia and New Zealand, until he relocated to Pittsburgh, in 2011 as the general manager of silica products. In August 2013, Braun was first elected vice president, global raw materials and Americas purchasing, and then transitioned to vice president, industrial coatings, Americas. Braun was promoted to a global leadership role for the business unit in March 2020. He became interim industrial segment leader and assumed oversight accountability for the Asia-Pacific region in 2022. In 2023, Braun was named senior vice president, industrial coatings segment.

Vadlamannati joined PPG with the acquisition of ICI Autocolor in 1999. In 2000, he was named president, director of PPG Indonesia based in Jakarta. In 2001, he was appointed manufacturing and supply chain director for PPG's automotive refinish business. Vadlamannati was named markets director, refinish, EMEA (Europe, Middle East and Africa), in 2003, and then became general manager for automotive refinish in the region in 2005. In 2010, he was appointed vice president, automotive refinish, EMEA, based in Rolle, Switzerland, and assumed direction for architectural coatings operations in Western Europe in March 2011. Vadlamannati was named vice president, architectural coatings – EMEA, in 2012 and he was appointed senior vice president, protective and marine coatings in 2016, and added regional leadership responsibility as president, EMEA in 2019. He was appointed to lead operations in Jan. 2023, and he has served on PPG’s operating committee since Sept. 2015.

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